STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

REBEKAH LAIRD-RUTHSTROM
AMERICAN INTERNATIONAL INDUSTRIES

NV

Job:C20120713-2024
July 13, 2012

Special Handling Instructions:
07-13-12 FSC/AMEND/EXP/EMAIL/ALF

PLEASE NOTE: WITH THE EXCEPTION OF 1HR AND 2HR EXPEDITES DOCUMENTS ARE RETURNED BY ONE METHOD ONLY. THANK YOU.

Charges

Description	**Document Number**	**Filing Date/Time**	**Qty**	**Price**	**Amount**
Amendment	20120487108-63	7/13/2012 2:05:26 PM	1	$175.00	$175.00
24 Hour Expedite	20120487108-63	7/13/2012 2:05:26 PM	1	$125.00	$125.00
Total					$300.00

Payments

Type	**Description**	**Amount**
Credit	208257|12071346813007	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

REBEKAH LAIRD-RUTHSTROM
AMERICAN INTERNATIONAL INDUSTRIES

NV